Exhibit 14.1

CODE OF BUSINESS CONDUCT AND ETHICS
FOR DIRECTORS, OFFICERS AND EMPLOYEES

This Code of Business Conduct and Ethics for Directors, Officers and Employees (the “Code”) has been developed to provide guidance for all Directors, Officers and Employees of Rare Element Resources Ltd. and its subsidiary, Rare Element Resources, Inc. (collectively, the “Company”). All Company personnel are expected to maintain high ethical standards of conduct and to comply fully with applicable laws and governmental regulations. All Directors and Employees will receive or be provided with a copy of this Code and should read, understand, and comply with this Code in all of the Company’s locations, including any home office location.

Day-to-day observance of this Code will create an attractive, healthy working environment for all Directors and Employees consistent with the Company’s core values, and further project a positive image of the Company to shareholders, organizations with which the Company does business, suppliers, and the public at large.

This Code is not an employment contract. By issuing this Code, the Company has not created any contractual rights.

This Code is in addition to other policies that the Company may adopt from time to time. All Directors and Employees should read, understand, and comply with all of the Company’s applicable policies.

Interpretation

References herein to the “Company” mean Rare Element Resources Ltd. and/or its subsidiary, Rare Element Resources, Inc.; “Officers” means all named officers of the Company, including, without limitation, the Chief Executive Officer and senior officers (e.g., a Chief Financial Officer, Chief Operating Officer, principal accounting officer, controller, business development director and others serving in similar functions); “Employees” means all employees of the Company, including, where not otherwise set forth specifically, the Officers of the Company; “Director” means a director of the Company; and “Responsible Manager” means the top ranking Employee at any particular location where the Employee performs his or her duties. “Corporate Counsel” means the person or law firm serving as the corporate counsel to the Company and may be at any given time the Company’s internal General Counsel. “Compliance Officer” is the designated individual set forth in the Company’s Insider Trading Policy (the “Insider Trading Policy”).

The Nominating, Corporate Governance and Compensation Committee of the Company’s Board of Directors (the “NCG&C Committee”) is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Company, the business practices within the Company’s industry, the Company’s own business practices, and the prevailing ethical standards of the communities in which the Company operates.

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While this Code deals with major areas of concern, it cannot cover every situation that may arise. Directors and Employees are expected to exercise their own best judgment and discretion within the parameters of this Code, keeping in mind the high standards to which the Company is committed.

Reporting Violations and Ensuring Compliance

Except as otherwise explicitly provided in this Code, if any Director believes that this Code has been violated or the Company has or is about to violate a law or regulation, or a Director believes that he or she is being asked to violate this Code or a law or regulation in the performance of duties for the Company, the matter should be promptly reported to the Chairperson of the NCG&C Committee.

Except as otherwise explicitly provided in this Code, if any Employee believes that this Code has been violated or the Company has or is about to violate a law or regulation, or an Employee believes that he or she is being asked to violate this Code or a law or regulation in the performance of duties for the Company, the matter shall be promptly reported to the Employee’s supervisor or Responsible Manager. If for any reason the Employee is uncomfortable reporting such matter to his or her supervisor or Responsible Manager, then the matter should be promptly reported to the Corporate Counsel, who will respond as promptly and discreetly as practicable with an appropriate investigation.

Every Director and Employee shall cooperate in ensuring that any violation of this Code is brought to the attention of the appropriate person. The Company will take appropriate steps to maintain the confidentiality of the reporting a reporting person’s identity to the extent that it can do so consistent with the Company’s obligations to investigate and remedy the matter and, if appropriate, to report the matter to government officials. Any report regarding a violation of this Code can be submitted on an anonymous basis.

No retribution will be taken against a Director or Employee for reporting, in good faith, a violation or suspected violation, and any Director, supervisor or Responsible Manager intimidating or imposing sanctions or taking any other similar action on or against any person for reporting a matter in good faith will be disciplined. The NCG&C Committee is responsible for overseeing the interpretation and enforcement of this Code. Subject to the NCG&C Committee’s ultimate authority: (i) each Responsible Manager will be responsible for monitoring the enforcement of this Code as it pertains to Employees at their location and (ii) the Corporate Counsel will be responsible for monitoring (a) enforcement of this Code and these procedures as they pertain to Directors, Officers and Responsible Managers, and (b) the steps taken by each of the Directors, Officers and Responsible Managers with respect to the enforcement of this Code. If any questions regarding possible breaches or violations of this Code are not resolvable by the Corporate Counsel, such questions shall be directed to the Chairperson of the NCG&C Committee.

Upon request by the Board of Directors or promptly after an issue is raised that might constitute a breach of or require a waiver of or change in this Code, the Corporate Counsel will report to the NCG&C Committee concerning compliance with this Code and any breaches or violations or other ethical issues that may have occurred or been presented. The NCG&C Committee shall consider all issues brought before it in executive session. In instances where breaches or violations of this

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Code or other ethical issues may have been identified, the Corporate Counsel may make such recommendation as may be appropriate to prevent a recurrence. The ultimate decision with respect to any such action will, however, be made by the NCG&C Committee.

Only the NCG&C Committee may waive provisions of this Code with respect to Directors or Employees and only the NCG&C Committee may change any provision of this Code. All waivers of this Code, or changes to this Code, must be publicly disclosed (to the extent required) in a manner that complies with the requirements of the United States Securities and Exchange Commission, the rules of the OTCQB Venture Marketplace and other applicable laws and regulatory requirements.

A Director or Employee found to have violated this Code will be subject to appropriate disciplinary action, ranging from warnings to possible termination or removal.

Compliance With Laws and Regulations Generally

The Company insists that all of its businesses be conducted in compliance in all material respects with all applicable laws and regulations. Any illegal action will be dealt with swiftly, and violations will be reported to the proper authorities. Failure to obey fully all laws and regulations violates this Code and may expose both the Company and responsible Director or Employee to criminal or civil prosecution. If a Director or Employee has any questions on specific laws, regulations or other legal issues, he or she should contact the Corporate Counsel.

Fair Dealings With Others

Each Director and Employee should endeavor to deal fairly with the Company’s shareholders, customers, suppliers, contractors, competitors, external advisers, and Employees. No Director or Employee should take unfair advantage of others through manipulation, concealment, abuse of privileged or material non-public information, misrepresentation of material facts or any other unfair dealing.

Health, Safety and Environmental Matters

Sound environmental, health and safety performance contributes to the Company’s competitive strength and benefits its customers, shareholders and Employees. Employees are therefore expected to conduct operations on behalf of the Company with the highest regard for a safe worksite and quality of the environment. Translated into day-to-day activities, that means strict adherence to safety and health policies and procedures, reporting known or suspected unsafe working conditions, using resources efficiently, recycling as appropriate, handling any hazardous materials properly and handling and disposing of all materials and waste according to applicable laws and Company policies.

Maintaining a secure workplace safeguards Employees and the Company’s information and property. The Company intends to comply with applicable safety, health and environmental laws and standards established by appropriate federal, state, provincial and local governments, and agencies (both United States and foreign, as may be applicable) respecting discharges into water sources or the atmosphere or the disposal of solid and hazardous wastes.

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Compliance with Securities Laws

The Company discloses information regarding the Company to the public on a regular basis under applicable securities laws. Directors and Employees who are aware of material information regarding the Company that has not been disclosed to the public (i.e., facts which may affect the market price or value of the Company’s securities or investors’ decisions to trade therein) must hold that information in strictest confidence and refrain from trading in, or influencing the decisions of others to trade in, the Company’s securities until such information has been publicly disclosed by the Company and a reasonable period of time (i.e., two trading days) has elapsed to allow investors to react to the information. The Company has adopted the Insider Trading Policy that applies to all Directors and Employees. A copy of the Insider Trading Policy shall be distributed annually to all Directors and Employees or upon hiring, and a copy may be obtained from the Corporate Counsel at any time.

For Directors and Employees who have regular access to material non-public information, trading in Company securities may give the appearance of impropriety. Such persons should not trade where there is a risk of the appearance of impropriety.

To ensure that Directors and Officers who may be in possession of material non-public information do not trade in Company securities, any transaction in Company securities by a Director or Officer must be pre-cleared with the Compliance Officer prior to the transaction in accordance with the Insider Trading Policy.

Any other Employee who has questions concerning the propriety of trading Company securities should address questions to the Compliance Officer before executing the trade. In addition, no Director or Employee may give “tips” by disclosing material non-public Company information to anyone, whether inside or outside of the Company, to enable or facilitate the recipient of the “tip” to trade Company securities based on such material non-public information. Directors and Employees should therefore be very careful when discussing information that could influence someone else’s decision to trade or hold Company securities. The timing of the release of information is especially important and only the Company’s Chief Executive Officer (or the Chief Financial Officer and Corporate Counsel, if delegated by the Chief Executive Officer) has the authority to determine when information should be released. Directors and Employees should assume that all Company information is internal and confidential unless the Company has authorized written public disclosure of, and has publicly disclosed, that information.

Prohibitions on trading in securities based on non-public information also extend to securities of the Company’s competitors and business associates, including any company that is engaging in or proposes to engage in any business or professional activity with the Company. Accordingly, Directors and Employees should not trade securities in another company about which they know the Company has material non-public information.

Corporate Opportunities and Conflicts of Interest

Directors and Employees owe the Company a duty to advance the Company’s business interests when the opportunity to do so arises. As a result, Directors and Employees are prohibited from taking personal advantage of certain business opportunities in which the Company may be

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interested. This so-called “corporate opportunity doctrine” is complicated, and it is not possible to clearly define all of the business opportunities that belong or could be of interest to the Company and what business opportunities may be taken advantage of personally by Directors and Employees. The most common types of situations falling within this corporate opportunity doctrine prohibit Directors and Employees from: (i) personally taking advantage of any business opportunity that typically would be pursued by, or would be of interest to, the Company; (ii) personally taking advantage of any other business opportunity that the Company may want to take advantage of if the opportunity is discovered using Company property, business contacts or information, or that the Employee becomes aware of because he or she works for, or during the course of working for, the Company (or that a Director becomes aware of in his or her capacity as a Director); or (iii) competing with or otherwise disadvantaging the Company. If a Director or Employee has any question regarding whether this corporate opportunity doctrine applies to any potential business opportunity, he or she should consult with the Corporate Counsel.

Although Directors and Employees are free to participate in outside activities, it is important that Directors and Employees do not engage in any activity that is (or could appear to be) a conflict between personal interests and the Company’s best interests. Additionally, Employees should not engage in other activities outside of their engagement with the Company that conflict with their time and attention required to perform their assigned duties and responsibilities.

Examples of conflicts of interest include:

Being a consultant to, or a director, officer, or employee of, or otherwise operating an outside business:

1.	that markets products or services in competition with the Company’s current or potential products and services;
2.	that supplies products or services to the Company; or
3.	that purchases products or services from the Company.

Or, engaging in any of the following activities:

1.	Having any financial interest, including stock ownership, in any such outside business that might create or give the appearance of a conflict of interest.
2.	Seeking or accepting any personal loan or services from any such outside business, except from financial institutions or service providers offering similar loans or services to third parties under similar terms in the ordinary course of their respective businesses.
3.	Being a consultant to, or a director, officer, or employee of, or otherwise operating an outside business if the demands of the outside business could interfere with the Director’s or Employee’s responsibilities with the Company.
4.	Accepting any personal loan or guarantee of obligations from the Company, except to the extent such arrangements are legally permissible.
5.	Conducting business on behalf of the Company with immediate family members, which include spouses, children, parents, siblings, and persons sharing the same home, whether or not legal relatives.
6.	Using the Company’s property, information, or position for personal gain.

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Actual or potential conflicts of interest (including, but not limited to, any material transaction or relationship that reasonably could be expected to give rise to a conflicting interest) must be reported to the Responsible Manager or the Corporate Counsel. Approval of potential conflicts involving Directors or Officers will be made exclusively by the NCG&C Committee.

Company Information and Company Property

Company information is a valuable asset. Company information includes all proprietary and confidential information that is not generally available to or known by the public, and it includes information in any format: written, electronic, visual, or oral. It also may include information that the Company develops, purchases or licenses, and information the Company receives from others, including its strategic partners and customers.

Employees may use Company information to the extent needed to perform their jobs properly, but Employees need to remember that they are responsible for safeguarding that information (and information provided to the Company by another person or company) from theft or misuse.

Accordingly, Employees cannot, directly or indirectly:

1.	Disclose any Company information to others, including other Employees, unless they have a legitimate need to know it to perform their jobs and, if they are not Employees, have agreed to maintain its confidentiality;
2.	Use Company information for any purpose other than its intended use;
3.	Copy any documents containing Company information, or remove any documents or other records or copies from the work area, except as required to perform their jobs properly; or
4.	Dispose of Company information inappropriately.

All Company documents, e-mail and other materials containing Company information (and all materials prepared from or incorporating those documents) are the Company’s property. If the Company so requests, or when an Employee’s employment ends, such documents and other materials must be promptly returned to the Company.

Use of Company property or services for personal benefit is prohibited. When an Employee uses Company property, it must be for valid corporate purposes and, except as described below, exclusively for the Company’s benefit.

Company property includes far more than many people realize. In addition to physical plants, equipment, computers, software, inventory, corporate funds and office supplies, Company property includes Company information, including, but not limited to: technologies, concepts, intellectual property, product development strategies and projects, business strategies and plans, customer and supplier lists, personnel data, marketing and sales plans, Company phone directories, organization charts, product cost data, product pricing, financial data and all other proprietary information about the Company’s business and Employees.

All of the Company’s information systems, including communications systems, electronic media, e-mail, voice mail, and Internet access, are the Company’s property and generally must be used only for business activities. Incidental personal use is permissible as long as it does not consume

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more than a trivial amount of resources, does not interfere with productivity, does not expose the Company to cybersecurity risks, does not preempt or detract from any business activity, is otherwise appropriate and reasonable and is consistent with the Company’s business values and this Code. The Company reserves the right at any time to access, read, monitor, inspect and disclose the contents of, postings to, and downloads from all of the Company’s information systems, and to delete or remove any of the foregoing at any time.

No one may use the Company’s information systems at work to access, view, post, store, transmit, download, or distribute any profane, obscene, derogatory, harassing, offensive or other inappropriate materials. Additionally, no Employee may use these systems to send Company information or copyrighted documents that are not authorized for transmittal or reproduction.

Accuracy, Retention, Propriety and Disposal of Records

Good business practice requires that certain Company records be retained for various time periods. Often, these are required by law, and it is the responsibility of each Employee to ensure that records are retained in compliance with applicable document retention policies established from time to time by the Company in compliance with applicable laws. No one may falsify or improperly alter any information contained in the Company’s records. Documents that need not be kept should be disposed of in compliance with Company policies. Where litigation or a government investigation or administrative action is likely, threatened, pending or ongoing, records may not be destroyed until the Corporate Counsel advises that the matter has been concluded. For questions about record retention, contact the Corporate Counsel, particularly if any litigation, investigation, or administrative action is (or may be) threatened, pending or ongoing.

Accounting Practices/Public Reporting

Directors and Employees must comply with the Company’s accounting rules and controls and with generally accepted accounting practices and cooperate fully with the Company’s internal or external auditors. All funds, assets, transactions and payments must be accurately reflected, and no false or misleading entries may be made, in the Company’s corporate records. Directors and Employees must act to facilitate the provision of full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the United States Securities and Exchange Commission and the Canadian securities regulators and in other public communications made by the Company.

Business with Governments and Officials

Most countries around the world have laws that prohibit any Director or Employee from giving gifts or inducements to influence government officials, or to induce the purchase of the Company’s products or services. The term “government official” includes employees and other representatives of foreign governments or agencies thereof, candidates for political office, political parties and employees and other representatives of public international organizations. “Inducements” or “benefits” are also broadly defined to include anything of value. Even if it were not illegal in other countries, the Company does not want to obtain or retain business by giving gifts to officials of a government or a multinational organization either to influence any of their official acts, or to induce them to use their influence to affect any governmental act. In addition, Directors and

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Employees should never give a gift to any person or firm where he or she knows or has reason to believe that the gift will be passed on to a government official for such purposes.

Directors and Employees must never make improper gifts or payments, such as bribes or kickbacks, in any way in connection with the Company’s business. Gifts or payments to or for the personal benefit of a governmental official or to or for the personal benefit of an employee of any of the Company’s customers or suppliers are clearly improper. Indirect transactions, such as payments of commissions to a sales representative on the understanding that he or she will pay a bribe or kickback to an employee of a customer or supplier, are also prohibited. Exemplifying the severity of the legal penalties for such behavior, the U.S. Foreign Corrupt Practices Act of 1977 makes it a criminal offense to offer a bribe to a foreign government official and imposes penalties up to $2 million per violation on any business entity, and up to $100,000 and/or imprisonment up to five years per violation on any individual, that violates the Act. Under the Canadian Corruption of Foreign Public Officials Act, the Company can be fined an unlimited amount and individuals can face up to fourteen years imprisonment in respect of any such behavior.

Governmental Investigations

While it is the Company’s policy to cooperate in the administration of all laws and regulations to which it is subject, such cooperation must be conducted in a manner that does not unduly interfere with the business of the Company nor jeopardize its legitimate interests. Any Director or Employee who receives notice of any governmental investigation involving the Company or any request to testify in a legal proceeding with regard to the Company should promptly notify the Corporate Counsel or the Responsible Manager. If a governmental investigator requests an interview or information, he or she should be treated courteously but should be given no information except that which is publicly available and instead should be requested to put his or her inquiry in writing in order that it may be answered with appropriate care by proper persons, preferably acting with the advice of the Corporate Counsel.

Gratuities

Directors and Employees should avoid any relationship, activity or investment that might conflict with their responsibilities to the Company or impair their abilities to act independently in the best interests of the Company. For example, Directors and Employees should not accept significant gifts, entertainment, favors or other gratuities from persons doing business or seeking to do business with the Company. Nor should any Director or Employee have a conflicting material interest in an actual or potential competitor, supplier, or customer of the Company. No Director or Employee should give or receive gifts of cash from related businesses, entities, or persons to the Company.

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CODE OF ETHICS FOR CHIEF EXECUTIVE OFFICER AND
PRINCIPAL FINANCIAL AND ACCOUNTING OFFICERS

This Addendum to the Code of Business Conduct and Ethics of Rare Element Resources Ltd. and its subsidiary, Rare Element Resources, Inc. (collectively, the “Company”) is adopted in accordance with Item 406 of Regulation S-K of the United States Securities and Exchange Commission (the “SEC”) and Section 406 of the Sarbanes-Oxley Act of 2002, and is applicable to the Company’s Chief Executive Officer and Principal Financial and Accounting Officers, including the Chief Financial Officer if not also serving as the Principal Financial Officer, each of whom is referred to hereinafter as an “Officer” and all of whom are collectively referred to hereinafter as the “Officers.”

The Code is hereby supplemented to require Officers to adhere to the following standards:

Conflicts of Interest

If an Officer becomes aware of a potential or actual conflict of interest between the Officer’s private interest and the interests of the Company, the Officer will promptly disclose such matter to the Corporate Counsel of the Company. The Corporate Counsel will then promptly report the matter to the Chairperson of the Audit Committee of the Company’s Board of Directors, and if not involving the Company’s Chief Executive Officer, to that individual.

Reports to SEC and Public Disclosures

The Officers will seek to assure that the Company’s filings with the SEC and the Company’s other disclosures to the public contain full, fair, accurate, timely and understandable disclosure.

Compliance With Laws

The Officers will seek to assure that the Company complies with all applicable governmental laws, rules, and regulations.

Reports of Violations of the Code

In the event an Officer becomes aware of a violation of the Code, the Officer will promptly report the matter to the Corporate Counsel. The Corporate Counsel will then promptly report the matter to the Chairperson of the Audit Committee of the Company’s Board of Directors, and if not involving the Company’s Chief Executive Officer, to that individual.

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